EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
---------------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors of
 Credit Suisse Institutional U.S. Core Equity Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of the Credit Suisse Institutional U.S. Core Equity Fund, Inc. (the "Fund") for the year ended August
31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of August 31, 2000.

This report is intended solely for the information and use of the Board of Directors of the Fund, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP
Two Commerce Square
Philadelphia, Pennsylvania
October 13, 2000




EXHIBIT B:
SUB-ITEM 77I: Terms of new or amended securities

Certain shareholders of outstanding Institutional
Shares of the Credit Suisse Institutional U.S. Core Equity Fund (the "Fund") were offered the opportunity to exchange their Institutional Shares only for outstanding Common Shares of any fund in the Credit Suisse Asset Management, LLC ("CSAM") family of funds; provided, however, that any Common Shares of a fund in the CSAM family of funds received by such shareholders as a result of the offer, could not be subsequently exchanged for Institutional Shares of the Fund, or any fund in the CSAM family of funds.




EXHIBIT C:
SUB-ITEM 77Q1: Exhibits

(a) Articles of Amendment to the Articles of Incorporation of the Warburg, Pincus U.S. Core Equity Fund, Inc.


                  ARTICLES OF AMENDMENT
                           OF
                ARTICLES OF INCORPORATION
                           OF
          WARBURG, PINCUS U.S. CORE EQUITY FUND, INC.

HAL LIEBES and STUART J. COHEN, being Vice President and
Secretary and Assistant Secretary, respectively, of WARBURG, PINCUS U.S. CORE EQUITY FUND, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland
Corporation Law, DO HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted the following resolution at a meeting duly held on May 1, 2000, authorizing the Corporation to change its name:

RESOLVED, that the name of the Maryland Corporation be, and hereby is, changed from "Warburg, Pincus U.S. Core Equity Fund, Inc." to "Credit Suisse Institutional U.S. Core Equity Fund, Inc." and that the officers of the Corporation, or their designees, be, and each of them hereby is, authorized and directed to execute and file Articles of Amendment to the Corporation's Articles of Incorporation with the State of Maryland, and supplements or revisions to the Fund's registration statement, and to do any and all such other lawful acts as may be necessary or appropriate to perform and carry out the name change.

SECOND: That pursuant to the above resolution of the Board of Directors of the Corporation, effective as of May 10, 2000, the name of the Corporation listed below be, and hereby is, changed as follows:

Current Name:
WARBURG, PINCUS U.S. CORE EQUITY FUND, INC.

Proposed Name:
CREDIT SUISSE INSTITUTIONAL U.S. CORE EQUITY FUND, INC.

THIRD: That the amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and that the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment and do hereby acknowledge that it is the act and deed of each of them and, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters and facts contained herein are true in all material respects.

DATE: May   , 2000


Hal Liebes
Vice President and Secretary

ATTEST:

Stuart J. Cohen
Assistant Secretary